Exhibit 15.3

iTVMEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

iTV MEDIA INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements

Independent Auditors’ Reports	1 – 4

Consolidated Balance Sheets as of December 31, 2015 and 2014	5 – 6

Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2015, 2014 and 2013	7

Consolidated Statements of Shareholders’ Deficit for the Years Ended December 31, 2015, 2014 and 2013	8

Consolidated Statements of Cash Flows for the Years Ended December 31, 2015, 2014 and 2013	9 – 10

Notes to the Consolidated Financial Statements for the Years Ended December 31, 2015, 2014 and 2013	11– 51

INDEPENDENT AUDITORS’ REPORT

To Board of Directors of

iTV Media Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of iTV Media Inc. and its subsidiaries (the “Group”), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iTV Media Inc. and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The Group has a history of operating losses and has negative working capital and an accumulated deficit as of December 31, 2015. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern based on the continuing financial support to iTV Media Inc. provided by a related party as described in Note 2 to the consolidated financial statements.

GHP Horwath, P.C.

Denver, Colorado

June 30, 2016

Independent Auditors' Report

To the Board of Directors of iTV Media Inc.:

We have audited the accompanying consolidated financial statements of iTV Media Inc. and its subsidiaries (collectively, the “Group”), which comprise the consolidated balance sheets as of December 31, 2014, and the related consolidated statements of operations and comprehensive loss, of shareholders’ deficit and of cash flows for each of the two years in the period ended December 31, 2014.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iTV Media Inc. and its subsidiaries at December 31, 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The Group has history of operating losses and has negative working capital and an accumulated deficit as of December 31, 2014. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern based on the continuing financial support to iTV Media Inc. provided by a related party as described in Note 2 to the consolidated financial statements.

PricewaterhouseCoopers Zhong Tian LLP
Shanghai, People’s Republic of China

June 30, 2015

iTVMEDIA INC.
CONSOLIDATED BALANCE SHEETS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		As of	As of
	Note	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents		1,948,449	6,820,298
Restricted cash		-	2,929,108
Accounts receivable, net of allowances for doubtful accounts of RMB 2,220,921 as of December 31, 2015 and RMB 315,029 as of December 31, 2014	4	10,109,029	10,501,969
Prepaid expenses and other current assets	5	5,128,658	8,300,342
Total current assets		17,186,136	28,551,717

Non-current assets:
Property and equipment, net	6	29,221,266	56,414,558
Goodwill	7	-	2,225,000
Intangible assets, net	8	775,517	2,411,795
Non-current prepaid expenses		-	-
Other non-current assets		1,445,750	814,094
Total non-current assets		31,442,533	61,865,447

Total assets		48,628,669	90,417,164

LIABILITIES
Current liabilities:
Accounts and notes payable		19,019,672	11,935,181
Accruals and other liabilities	9	9,335,828	12,005,407
Due to related parties	15	21,298,481	9,614,195
Current portion of long-term loan from related parties	10	28,064,534	13,042,849
Taxes payable		7,766	171,381
Convertible bonds	11	-	241,091,311
Total current liabilities		77,726,281	287,860,324

Non-Current liabilities:
Long-term loan from related parties	10	-	7,622,265
Convertible bonds	11	269,181,337	-
Total non-current liabilities		269,181,337	7,622,265

Total liabilities		346,907,618	295,482,589

iTVMEDIA INC.
CONSOLIDATED BALANCE SHEETS(CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		As of	As of
	Note	December 31, 2015	December 31, 2014

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES:
Series A mandatorily redeemable convertible preferred shares, US$0.0001 par value; 9,600,000 shares authorized, issued and outstanding as of December 31, 2015 and 2014 (Liquidation value: US$ 20,000,000 as of December 31, 2015 and 2014)	12	156,557,700	156,557,700
Total mandatorily redeemable convertible preferred shares		156,557,700	156,557,700

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value; 22,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2015, and 2014)	13	6,826	6,826
Additional paid-in capital	13	455,612	455,612
Accumulated other comprehensive loss		(13,599,599)	(6,182,044)
Accumulated deficit		(403,902,163)	(328,495,673)
Total iTV Media Inc. shareholders’ deficit		(417,039,324)	(334,215,279)

Non-controlling interests		(37,797,325)	(27,407,846)
Total shareholders' deficit		(454,836,649)	(361,623,125)

Total liabilities, mandatorily redeemable convertible preferred shares and shareholders’ deficit		48,628,669	90,417,164

The accompanying notes are an integral part of these consolidated financial statements.

iTVMEDIA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		Year ended	Year ended	Year ended
	Note	December 31, 2015	December 31, 2014	December 31, 2013

Revenues		52,945,951	45,869,226	12,299,995

Cost of revenues		(48,608,185)	(46,590,622)	(31,913,999)
Gross profit (loss)		4,337,766	(721,396)	(19,614,004)

Operating expenses:
General and administrative		(30,868,753)	(43,252,626)	(41,746,874)
Product research and development		(19,894,230)	(20,012,983)	(20,996,249)
Sales and marketing		(3,561,888)	(7,537,956)	(19,018,781)
Impairment of goodwill	7	(2,225,000)	(3,284,000)	-
Total operating expenses		(56,549,871)	(74,087,565)	(81,761,904)

Loss from operations		(52,212,105)	(74,808,961)	(101,375,908)

Interest and financing costs		(33,873,325)	(20,125,754)	(11,245,022)
Other expenses, net		(57,911)	(179,360)	(15,000)
Loss before income taxes		(86,143,341)	(95,114,075)	(112,635,930)

Income taxes	14	-	-	-
Net loss		(86,143,341)	(95,114,075)	(112,635,930)

Net loss attributable to non-controlling interests		10,736,851	10,604,932	13,814,336
Net loss attributable to iTV Media Inc.		(75,406,490)	(84,509,143)	(98,821,594)
Net loss		(86,143,341)	(95,114,075)	(112,635,930)
Other comprehensive loss, net of tax
Foreign currency translation adjustment		(7,114,517)	(3,279,798)	3,770,193
Comprehensive loss		(93,257,858)	(98,393,873)	(108,865,737)

Comprehensive loss attributable to non-controlling interests		10,389,479	9,917,333	13,814,336
Comprehensive loss attributable to iTV Media Inc.		(82,868,379)	(88,476,540)	(95,051,401)

The accompanying notes are an integral part of these consolidated financial statements.

iTVMEDIA INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
Amounts expressed in Renminbi (“RMB”), unless otherwise stated (Except for share amounts)

	Ordinary shares		Additional paid-in	Accumulated other comprehensive	Accumulated	Non	Total shareholders’
	Shares	Amount	capital	loss	deficit	Controlling interests	deficit
BALANCE AS OF JANUARY 1, 2013	10,000,000	6,826	-	(5,984,840)	(145,164,936)	(3,678,910)	(154,821,860)
Share-based compensation	-	-	455,612	-	-	-	455,612
Capital contribution by non-controlling interests	-	-	-	-	-	2,733	2,733
Foreign currency translation adjustment	-	-	-	3,770,193	-	-	3,770,193
Net loss	-	-	-	-	(98,821,594)	(13,814,336)	(112,635,930)
BALANCE AS OF DECEMBER 31, 2013	10,000,000	6,826	455,612	(2,214,647)	(243,986,530)	(17,490,513)	(263,229,252)
Foreign currency translation adjustment	-	-	-	(3,967,397)	-	687,599	(3,279,798)
Net loss	-	-	-	-	(84,509,143)	(10,604,932)	(95,114,075)
BALANCE AS OF DECEMBER 31, 2014	10,000,000	6,826	455,612	(6,182,044)	(328,495,673)	(27,407,846)	(361,623,125)
Foreign currency translation adjustment	-	-	-	(7,417,555)	-	347,372	(7,070,183)
Net loss	-	-	-	-	(75,406,490)	(10,736,851)	(86,143,341)
BALANCE AS OF DECEMBER 31, 2015	10,000,000	6,826	455,612	(13,599,599)	(403,902,163)	(37,797,325)	(454,836,649)

The accompanying notes are an integral part of these consolidated financial statements.

iTVMEDIA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

Year ended	Year ended	Year ended
Note	December 31, 2015	December 31, 2014	December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(86,143,341)	(95,114,075)	(112,635,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	6	30,206,500	30,574,558	20,129,383
Amortization of intangible assets	8	480,309	449,448	471,108
Impairment of long-lived assets	6, 8	1,177,600	-	1,065,040
Impairment of goodwill	7	2,225,000	3,284,000	-
Impairment of deferred tax assets	5	1,309,996	-	-
Bad debt expense	4, 5	2,314,191	604,548	332,048
Accrued interest	10,11	25,900,764	14,439,258	7,850,903
Loss from write-off of property and equipment	1,373	565,852	-
Stock-based compensation	13	-	-	455,612
Changes in operating assets and liabilities:
Accounts receivable	(1,997,073)	(7,767,136)	(2,922,744)
Prepaid expenses and other assets	1,363,652	(1,136,039)	(429,450)
Accounts and notes payable	15,350,652	9,496,636	(2,052,476)
Taxes payable	(196,498)	(59,274)	51,918
Accruals and other liabilities	(912,555)	13,698,438	(259,259)
Net cash used in operating activities	(8,919,430)	(30,963,786)	(87,943,847)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	2,929,108	98,217	-
Purchase of property and equipment	(175,251)	(22,668,207)	(36,321,923)
Purchase of long-term assets	(786,413)	-
Purchase of intangible assets	8	(13,110)	(226,696)	(61,779	)-
Cash paid for acquisition, net of cash acquired	(202,236)	-	(6,053,558)
Net cash provided by (used in) investing activities	1,752,098	(22,796,686)	(42,437,260)

iTVMEDIA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		Year ended	Year ended	Year ended
	Note	December 31, 2015	December 31, 2014	December 31, 2013

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from long-term loan from related parties	10	5,660,442	20,665,114	-
Issuance of convertible bonds		-	-	155,104,500
Capital contribution from non-controlling interests		-	-	2,733
Net cash provided by financing activities		5,660,442	20,665,114	155,107,233

Effects of foreign exchange rate changes on cash and cash equivalents		(3,364,959)	1,904,891	(2,414,475)

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		(4,871,849)	(31,190,467)	22,311,651

Cash and cash equivalents at beginning of the year		6,820,298	38,010,765	15,699,114
Cash and cash equivalents at end of the year		1,948,449	6,820,298	38,010,765

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Accrual related to purchase of property, plant and equipment		-	(4,174,910)	(15,861)
Purchase of property and equipment financed by issuance of convertible bonds		-	-	23,848,134
Issuance of convertible bonds through converting from outstanding loans		-	-	10,828,152
Issuance of convertible bonds through converting from outstanding accounting payable		-	-	10,364,929

The accompanying notes are an integral part of these consolidated financial statements.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

1.	ORGANIZATION AND NATURE OF OPERATIONS

iTV Media Inc. (“the Company”) was incorporated under the laws of the British Virgin Islands on April 1, 2010, as an exempted company with limited liability. The Company was formerly known as Stage Smart Limited and changed its name to iTV Media Inc. on January 11, 2011.

The Company and its subsidiaries engage in internet TV business by providing video programming services to retail consumer video platforms. As of December 31, 2015, 2014 and 2013, the primary operations are conducted in China and Thailand. The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries, its variable interest entities (“VIEs” or “VIE subsidiaries”) and VIEs’ subsidiaries (collectively, the “Group”) as follows:

Name of subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Relationship	Principal activities

UiTV Media (HK) Ltd. (“iTV HK”) (previously known as iTV Media (HK) Ltd.)	Hong Kong	May 27, 2010	Wholly-owned subsidiary	Providing general and administrative services, Set-top boxes (“STBs”) rental, content distribution and treasury

iTV Media Technology (Beijing) Ltd. (“iTVBJ”)	Beijing, People's Republic of China (“PRC”)	September 17, 2010	Wholly-owned subsidiary	Providing supporting services to ME Television Co., Ltd. (“MeTV”) and iTV.cn Inc.

iTV Media (TH) Ltd.(“iTV TH”)	Hong Kong	June 18, 2013	65%-owned subsidiary	Providing internet TV services to TOT Public Company Limited’s (“TOT”) subscribers in Thailand

ME Television Co., Ltd. (“MeTV”)	Thailand	June 14, 2011	Wholly-owned subsidiary of iTV TH	Providing internet TV services to TOT subscribers in Thailand

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

1.	ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

Name of subsidiaries	Place of incorporation	Date of incorporation /acquisition	Relationship	Principal activities

UiTV Media Inc.	Canada	October 10, 2013	Wholly-owned subsidiary	Providing Chinese content via internet TV services to Canada subscribers

iTV.cn Inc.	The United States of America (“the U.S.”)	February 1, 2011	Wholly-owned subsidiary	Providing Chinese content via internet TV services to the U.S. and Canada subscribers

UiTV Corporation Ltd. (“UiTV”)	Beijing, PRC	July 30, 2013	VIE	Providing exhibition, telecommunication and internet TV services in China

Beijing LHDS Advertising Ltd. (“LHDS”)	Beijing, PRC	July 30, 2013	VIE’s wholly- owned subsidiary	Providing advertising service in China

ME Advertising Co., Ltd. (“MeA”)	Thailand	June 14, 2014	Wholly-owned subsidiary of MeTV	Providing advertising service in Thailand

ME Broadcasting Co., Ltd. (“MeB”)	Thailand	June 14, 2014	Wholly-owned subsidiary of MeTV	Providing exhibition telecommunication service in Thailand

Digital Entertainment Co., Ltd. (“DEC”)	Thailand	November 4, 2014	Wholly-owned subsidiary of MeTV	Providing internetTV services to CAT Telecom’s subscribers in Thailand

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation and liquidity

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the years presented.

The Group incurred a net loss of RMB 86,143,341 during the year ended December 31, 2015. As of December 31, 2015, the Group had an accumulated deficit of RMB 403,902,163 and a working capital deficiency of RMB 60,540,145.

As a result of the continuing losses and cash outflows, the Group has secured a support letter from UTStarcom Holdings Corp. (“UTStarcom”), the preferred shares holder and the convertible bond holder of the Company, to provide an additional investment at fair market price to support the continuing operations of the Group so as to enable it to meet its liabilities as they fall due and carry on its business for the next twelve months from the date of this report, if the current controlling shareholder of the Group is willing to amend certain provisions of the articles of incorporation that will allow UTStarcom, based on its current shareholdings, to obtain control of the Group. In addition, management is seeking additional financing from other private and institutional investors to support the on-going operations of the Group.

Management of the Group has agreed to accept the terms of the additional funding offer provided by UTStarcom and, in the case of the Group having difficulty in meeting its liabilities as they fall due and carrying on its business as a going concern such that it must obtain additional funding from UTStarcom, it will undertake to amend the terms of its Articles of Incorporation such that UTStarcom would obtain control of the Group.

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b)	Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.

Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include,but are not limited to, revenue recognition, fair value of share-based compensation, allowance for doubtful accounts, useful lives of intangible assets and property and equipment, impairment of goodwill and long-lived assets, valuation of deferred tax assets, as well as accounting and valuation of mandatorily redeemable convertible preferred shares.Actual results could differ from these estimates.

(c)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIEs and VIEs’ subsidiaries. All significant transactions and balances between the Company, its subsidiaries and VIE subsidiarieshave been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)	Principles of consolidation (continued)

VIE Arrangements with UiTV

On July 30, 2013, the Group gained control of UiTV Corporation (“UiTV”), which provides exhibition, internet information and communication services and its subsidiary Beijing LHDS Advertising Ltd., which provides advertising services, through contractual arrangements.

Under current Chinese regulations, there are restrictions on the percentage interest foreign or foreign-invested companies may have in Chinese companies providing value-added telecommunications services in China, which include the provision of Internet content, online games and wireless value-added services. In addition, the operation by foreign or foreign-invested companies of advertising businesses in China is subject to government approval. In order to comply with these restrictions and other Chinese rules and regulations, iTV BJentered into a series of contractual arrangements for the provision of such services with UiTV and its subsidiary, Beijing LHDS Advertising Ltd.These companies are considered “variable interest entities” for accounting purposes, and are referred to collectively in this section as “VIEs.” The series of agreements entered between iTV BJ and the VIEs include the Exclusive Technical Support and Service Agreement; the Proxy Agreement; the Equity Interest Pledge Agreement; and the Exclusive Call Option Agreement.

Through the aforementioned agreements, iTV BJ has the power to direct the activities most significant to the economic performance of the VIEs and absorbs all, or substantially all, of the profits or losses. Under the requirements of ASC 810, the Group consolidates the financial statements of UiTV and Beijing LHDS Advertising Ltd.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)	Principles of consolidation (continued)

As of December 31, 2015, 2014 and 2013, the registered capital of the consolidated VIE was RMB 100,000,000, 100,000,000 and 100,000,000, respectively.

The following condensed financial information of the Group’s consolidated VIE is included as below:

	31-Dec-15	31-Dec-14
	RMB	RMB

Total assets	375,489	785,697
Total liabilities	2,148,946	1,911,998

	31-Dec-15	31-Dec-14	31-Dec-13
	RMB	RMB	RMB

Net revenue	1,109,143	2,381,485	1,501,528
Net loss	1,233,648	1,017,789	779,124

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)	Principles of consolidation (continued)

VIE Related Risks

Uncertainties in the PRC legal system could limit the Group’s ability to enforce these contractual arrangements the Group’s VIE and shareholders of its VIE if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Group was unable to enforce these contractual arrangements, the Group would not be able to exert effective control over the affected VIE. Consequently, the VIE’s results of operations, assets and liabilities would not be included in the Group’s consolidated financial statements. If such were the case, the Group’s cash flows, financial position and operating performance would be materially adversely affected. The Group’s contractual arrangements with respect to its consolidated VIE are approved and in place. The Group’s management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Group’s operations and contractual relationships would find the contracts to be unenforceable.

On January 19, 2015, the PRC Ministry of Commerce (“MOFCOM”) published the draft Foreign Investment Law. If enacted as proposed, the Foreign Investment Law may cause the Group’s VIE to be deemed as entities with foreign investment and as a result the Group’s VIE and subsidiaries in which the VIE has direct or indirect equity ownership could become explicitly subject to the current restrictions under existing PRC law on foreign investment that engaged in an industry on the restricted industry list. If the enacted version of the foreign investment Law and the final restricted industry list mandate further actions, such as MOFCOM market entry clearance or certain restructuring of corporate structure and operations to be completed by companies with existing VIE structure similar to the one described above, the Group will face substantial uncertainties as to whether these actions can be timely completed, or at all. As a result, the Group’s operating result and financial condition may be adversely affected.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)	Foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”).An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which it primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and intercompany transactions and arrangements.The functional currencies of the Company, iTV HK and iTV TH are US$, whereas the functional currencies of the other subsidiaries are their respective local currencies.

Transactions denominated in currencies other than the respective entities’ functional currencies are re-measured into the functional currencies, in accordance with ASC 830, Foreign Currency Matters, using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured into functional currencies using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions. Exchange gains or losses are included in the consolidated statements of operations and comprehensive loss.

Assets and liabilities are translated to the reporting currency at the exchange rates at the balance sheet date. Income and expense items are translated using the average rate for the year. Translation adjustments are recorded in other comprehensive loss within the consolidated statements of operations and comprehensive loss.

(e)	Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The accounting guidance for fair value measurement requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Fair value of financial instruments (continued)

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial assets and liabilities are measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy. The carrying values of the Group's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, other current liabilities and long-term loan. The carrying value of the short-term financial instruments approximates their fair values due to the short-term periods between inception and maturity. The carrying value of the long-term loan approximates their fair values at December 31, 2015 as the interest rates they bear reflect the current market yield for comparable borrowings.

(f)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks, which are unrestricted as to withdrawal and use, and which have original maturities less than three months.

(g)	Restricted cash

Restricted cash represents amounts held by a bank as security for letters of credit facilities and certain contracts and, therefore, are not available for the Group’s use. The restriction on cash has been fully released for expiration of term as of December 31, 2015.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)	Accounts receivable, net

The carrying value of accounts receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. The Group makes estimates for the collectability of accounts receivable considering many factors including, but not limited to, reviewing delinquent accounts receivable, performing aging and customer credit analysis and analysing historical bad debt records and financial conditions of the Group’s customers resulting in their inability to make payments due to the Group.

(i)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Property and equipment have no estimated residual value.

The estimated useful lives are as follows:

Useful lives
Set Top Boxes (“STBs”) not in use	3 years
STBs installed at subscriber sites	3 years
Computer equipment and servers	3 years
Office equipment	3 years
Leasehold improvements	Shorter of the estimated useful life or lease term

The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in statements of operations and comprehensive loss.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(j)	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in an acquisition. Goodwill is carried at cost and is not amortized. In accordance with ASC 350-20, Intangibles-Goodwill and Other, the Group is required to assess goodwill for impairment on an annual basis and in certain circumstances in between annual tests, and to write-down goodwill when impaired. The Group’s impairment review process compares the fair value of the reporting unit in which the goodwill resides to its carrying value. The Group has determined that there is only one reporting unit for purposes of completing its ASC 350-20 analysis.

(k)	Intangible assets

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Movie copyright is amortized on a double-declining balance basis and other intangible assets are amortized using the straight-line method over the estimated useful lives as below:

Useful lives
iTV Domain Name	20 years
Software License	10 years
Trademark	10 years
Copyright	10 years

The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

(l)	Impairment of long-lived assets

The Group evaluates the recoverability of property and equipment, intangible assets and other non-current assets for possible impairment whenever triggering events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment, intangible assets and other non-current assets is not recoverable, the carrying amount of such asset is reduced to fair value.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Revenue recognition

Consistent with the criteria under ASC topic 605 (“ASC 605”), Revenue Recognition, the Group recognizes revenue from sales of services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer’s receivable is reasonably assured.

The Group engages primarily in internet TV business by providing internet TV programming services and STB rental services to retail consumers through business partners. For the years ended December 31, 2015, 2014 and 2013, the Group provided internet TV programming services and STB rental services mainly to one customer. As of and for the years ended December 31, 2015, 2014 and 2013, revenue earned from this customer totalled RMB 40,633,603, RMB 41,387,662 and RMB 10,304,161 respectively, of which RMB 10,076,134, RMB 10,185,933 and RMB 2,565,816, respectively, was outstanding in accounts receivables. Further the Group also provides non-core services such as advertising and marketing activities, or IT consulting and technical services. The recognition of each revenue streams is as below:

Service Revenue — STB and Content. The Group has entered into an agreement with a telecommunications operator in Thailand, TOT, to provide STB rental and internet TV programming and contents service to TOT’s broadband service subscribers. The Group accounts for the revenue on a net basis as TOT is the primary obligor in the arrangement. The Group does not have a direct contractual relationship with the end subscribers and TOT has the discretion to establish the selling price for the services provided to its broadband service subscribers. Revenues for these services are recognized over the periods as the services are provided and the statements of revenues from TOT are received.

Service Revenue — Advertising and marketing. The Group recognizes revenue of advertising and marketing service over the period the related services are provided.

Service Revenue — IT consulting and technical service. The Group recognizes revenue from the provision of IT consulting and technical service over the period the related services are provided.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n)	Cost of revenues

Cost of revenues consists primarily of depreciation of STBs, cost of WIFI cards, amortization of content licenses, business taxes and surcharges and related costs of operations.

The Company incurs business taxes and surcharges in connection with the provision of technical services in China. STBs are depreciated over 3 years and content licenses are amortized over their contract terms.

(o)	Advertising costs

The Group expenses all advertising costs as incurred. Advertising expenditures, included in sales and marketing expenses, amounted to RMB 232,421, RMB 531,358 and RMB 517,095 for the years ended December 31, 2015, 2014 and 2013, respectively.

(p)	Product research and development expenses

Product research and development costs are expensed as incurred.

iTV MEDIA INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q)	Income taxes

The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Group classifies the deferred tax assets which are expected to be realized over one year in noncurrent assets. Generally accepted accounting principles require that the reliability of net deferred tax assets be evaluated on an ongoing basis. A valuation allowance is recorded to reduce the net deferred tax assets to an amount that is more-likely-than-not to be realized. Accordingly, the Group considers various tax planning strategies, forecasts of future taxable income and its most recent operating results in assessing the need for a valuation allowance. A valuation allowance is recorded where it is more-likely-than-not that the loss carry-forwards and deferred tax assets will not be realized. The effect on deferred tax assets and liabilities arising from a change in tax rates is recognized in the statements of operations and comprehensive loss in the period of such change.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, but it prohibits any discounting of any of the related tax effects for the time value of money. The Group has elected to classify interest and penalties related to an uncertain tax position, if any and when required, as other expense.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(r)	Employee social security and welfare benefits

The employees of the Group are entitled to social benefits in accordance with the relevant regulations of the countries in which these companies are incorporated.

The social benefits of the employees of the Group in the PRC include medical care, welfare subsidies, unemployment insurance and pension benefits.

The Company’s other subsidiaries in Hong Kong, Thailand and United States of America are also required to pay for employee social benefits based upon certain percentages of employees’ salaries in accordance with the relevant local regulations.

The Company’s subsidiary in Thailand is also required to pay an amount that equals to the individual’s 10-month salaries to employees who retire.

Employee social benefits recorded in the accompanying consolidated financial statements amounted to RMB 4,222,607, RMB 3,256,670 and RMB 3,344,065 for the years ended December 31, 2015, 2014 and 2013, respectively. Monthly payments have been paid to the relevant local governments where these subsidiaries are incorporated according to prescribed bases and percentage by the relevant local authorities. When employees retire, the local governments are responsible for the benefits and ultimate pension liabilities to employees.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(s)	Share-based compensation

The Company accounts for the stock options granted to employees under provisions of ASC 718, “Stock Compensation”. In accordance with ASC 718, the Company determines whether a share option should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using an option pricing model. All grants of share-based awards to employees and directors classified as liability are remeasured at the end of each reporting period with an adjustment for fair value recorded to the current period expense in order to properly reflect the cumulative expense based on the current fair value of the vested rewards over the vesting periods. The Company has elected to recognize compensation expense on share-based awards with a service condition on a straight-line basis over the requisite service period, which is generally the vesting period.

In accordance with ASC 718, the Company applied the Black-Scholes option pricing model in determining the fair value of options granted.

ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest.

According to ASC 718, a change in any of the terms or conditions of stock options shall be accounted for as a modification of the plan. Therefore, the Company calculates incremental compensation cost of a modification as the excess of the estimated value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the share price and other pertinent factors at the modification date. For vested options, the Company would recognize incremental compensation cost in the period the modification occurs and for unvested options, the Company would recognize, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

During 2013, 2014 and 2015 there was no share-based compensation.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(t)	Comprehensive loss

The Company applies ASC 220, “Comprehensive Income”, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments in the years ended December 31, 2015, 2014 and 2013.

(u)	Profit appropriation and statutory reserves

The Company’s PRC subsidiaries are required to allocate at least 10% of their after-tax profits to a general reserve in accordance with the PRC accounting standards and regulations until the general reserve has reached 50% of the registered capital of each company. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of the subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

(v)	Leases

Leases are classified at the inception date as either a capital lease or an operating lease. The Group did not enter into any material leases whereby it is the lessor for the years ended December 31, 2015, 2014 and 2013. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital leases for the years ended December 31, 2015 and 2014. Operating lease expenses recorded in the accompanying consolidated statements of operations and comprehensive loss amounted to RMB 2,806,263, RMB 3,306,898 and RMB 3,543,834 for the years ended December 31, 2015, 2014 and 2013, respectively.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.	Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity should apply the following steps:

•	Step 1: Identify the contract(s) with a customer.
•	Step 2: Identify the performance obligations in the contract.
•	Step 3: Determine the transaction price.
•	Step 4: Allocate the transaction price to the performance obligations in the contract.
•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

As compared to existing guidance on revenue recognition, this Update will significantly enhance comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets. Because the guidance in this Update is principles-based, it can be applied to all contracts with customers regardless of industry-specific or transaction-specific fact patterns.

The guidance in this Update also improves U.S. GAAP by reducing the number of requirements to which an entity must consider in recognizing revenue. For example, before this Update an entity would have potentially considered industry- specific revenue guidance for some transactions, in addition to general revenue guidance and potentially other relevant guidance that commonly affects revenue transactions. Rather than referring to several locations for guidance, this Update provides a comprehensive framework within Topic 606. As a result of issuing this Update, the FASB concluded that over time the guidance for recognizing revenue in U.S. GAAP should be less complex than current guidance.

Additionally, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The comprehensive disclosure package will improve the understandability of revenue, which is a critical part of the analysis of an entity's performance and prospects. Furthermore, this Update provides guidance for transactions that are not addressed comprehensively (for example, service revenue, contract modifications, and licenses of intellectual property). Finally, the guidance will apply to all entities, including nonpublic entities that previously did not have extensive guidance.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.	Recent accounting pronouncements (CONTINUED)

Disclosures

An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about:

1.	Contracts with customers—including revenue and impairments recognized, disaggregation of revenue, and information about contract balances and performance obligations (including the transaction price allocated to the remaining performance obligations)
2.	Significant judgments and changes in judgments—determining the timing of satisfaction of performance obligations (over time or at a point in time), and determining the transaction price and amounts allocated to performance obligations
3.	Assets recognized from the costs to obtain or fulfill a contract.

This new standard is now effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and is to be applied retrospectively, with early adoption now permitted to the original effective date of December 15, 2016. The Company is currently evaluating this new standard and the potential impact this standard may have upon adoption.

In June 2014, the FASB issued ASU 2014-12, “Compensation—Stock Compensation (Topic 718).” The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. As indicated in the definition of vest, the stated vesting period (which includes the period in which the performance target could be achieved) may differ from the requisite service period.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.	Recent accounting pronouncements (CONTINUED)

For all entities, the amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The effective date is the same for both public business entities and all other entities. The Company will not early adopt this Update, and the Company is currently evaluating this new standard and the potential impact this standard may have upon adoption.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40).” Previously, there was no guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this Update provide that guidance. In doing so, the amendments should reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).The guidance is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early application permitted.

The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will not early adopt this Update, and believes the adoption of this ASU will not have a material effect on the Company’s financial position, results of operations or cash flows.

In January 2015, the FASB issued ASU 2015-01, “Income Statement Extraordinary and Unusual Items”. This standard eliminates the concept of extraordinary and unusual items from U.S. GAAP. The new standard is effective for annual and interim periods after December 15, 2015. Early adoption is permitted. The Company will not early adopt this Update, and believes the adoption of this ASU will not have a material effect on the Company’s financial position, results of operations or cash flows.

In February 2015, the FASB issued the ASU 2015-02, “Consolidation (Topic 810) — Amendments to the Consolidation Analysis”, which amends the criteria for determining which entities are considered VIEs, amends the criteria for determining if a service provider possesses a variable interest in a VIE and ends the deferral granted to investment companies for application of the VIE consolidation model. The ASU is effective for interim and annual periods beginning after December 15, 2015. Early application is permitted. The Company will not early adopt this Update, and believes the adoption of this ASU will not have a material effect on the Company’s financial position, results of operations or cash flows.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.	Recent accounting pronouncements (CONTINUED)

On April 7, 2015, the FASB issued the ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30)”, which require that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The ASU is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early application is permitted. The Group is in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, “Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40)”: Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. The amendment is effective for interim and annual periods beginning after December 15, 2015 with early adoption permitted. The Company will not early adopt this Update, and believes that the adoption of this ASU will not have a material effect on the Company’s financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU 2015-11: “Simplifying the Measurement of Inventory”, effective for annual and interim periods beginning after December 15, 2016. ASU 2015-11 changes the inventory measurement principle for entities using the first-in, first out (FIFO) or average cost methods. For entities utilizing one of these methods, the inventory measurement principle will change from lower of cost or market to the lower of cost and net realizable value. The Company follows the FIFO cost method and is currently evaluating the provisions of ASU 2015-11 and assessing the impact, if any, it may have on our financial position and results of operations.

In September 2015, the FASB issued ASU 2015-16: “Business Combinations (Topic 805)”, effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period, to simplify the accounting for measurement-period adjustments for an acquirer in a business combination. ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer is required to adjust its financial statements for the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts calculated as if the accounting had been completed at the acquisition date. The Company is currently evaluating the provisions of ASU 2015-16 and assessing the impact, if any, it may have on our financial position and results of operations.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.	Recent accounting pronouncements (CONTINUED)

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740)”, which simplifies the presentation of deferred income taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. The standard will be effective for the Company’s fiscal year beginning January 1, 2016. The Company will not early adopt of this Update. As of December 31, 2015, the net current deferred tax liabilities balance was $8.5 million and the Company believes that adoption of this ASU will not have a material effect on the Company’s financial position, results of operations or cash flows.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”)”. The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the impact of adopting the new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Lease (Topic 842)”, which amends recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. This standard will take effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact of adopting the new standard on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation (Topic 718)”, effective for annual periods beginning after December 15, 2016, and interim periods within that annual periods, to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Early adoption is permitted. The Company is currently evaluating the impact of adopting the new standard on its consolidated financial statements.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

4.	ACCOUNTS RECEIVABLE

	December 31, 2015	December 31, 2014

Accounts receivable	12,329,950	10,816,998
Allowance for doubtful accounts	(2,220,921)	(315,029)

Account receivable, net	10,109,029	10,501,969

For the year ended December 31, 2015 and 2014, the movements of the allowance for doubtful accounts were as below:

Description	Balance at beginning of the period	Charged to expense	Balance at end of the period
Year ended December 31, 2015
Allowance for doubtful accounts	315,029	1,905,892	2,220,921

Year ended December 31, 2014
Allowance for doubtful accounts	-	315,029	315,029

Year ended December 31, 2013
Allowance for doubtful accounts	-	-	-

For the year ended December 31, 2015, there was significant increase of account receivable over 180 days. The Company assessed the recoverability of those receivables and provided the allowance for doubtful accounts accordingly.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31, 2015	December 31, 2014

Tax deductible	1,952,720	3,171,314
Deferred cost for software integration project	318,691	2,377,358
Employee advance	1,069,948	1,354,404
Prepaid content cost	155,822	485,253
Other receivables	261,949	362,542
Prepaid rental	179,757	333,150
Prepaid other	1,189,771	216,321

Total	5,128,658	8,300,342

For the years ended December 31, 2015, an impairment of withholding tax in UiTV Media (HK) Ltd. was accrued RMB 1,309,996 due to no foreseeable future taxable profit to utilize after evaluation of UiTV Media (HK) Ltd.’s earnings/revenue outlook and operational performance.

For the years ended December 31, 2015 and 2014, the Group increased the allowance for uncollectible other receivables by RMB 408,299, and RMB 289,519, respectively.

For the years ended December 31, 2015, 2014 and 2013, the movements of the allowance for uncollectible other receivables were as below:

Description	Balance at beginning of the period	Charged to expenses	Balance at end of the period
Year ended December 31, 2015
Allowance for uncollectible other receivables	611,567	408,299	1,019,866

Year ended December 31, 2014
Allowance for uncollectible other receivables	332,048	289,519	611,567

Year ended December 31, 2013
Allowance for uncollectible other receivables	-	332,048	332,048

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment and related accumulated depreciation were as follows:

	December 31, 2015	December 31, 2014

STBs installed at subscriber sites	64,608,778	65,810,530
Computer equipment and servers	35,418,395	35,850,438
STBs not in use	12,098,056	11,586,578
Leasehold improvements	2,612,681	2,267,579
Office equipment and furniture	1,903,829	1,852,908
Subtotal	116,641,739	117,368,033

Less: Accumulated depreciation	(84,416,603)	(57,949,605)
Accumulated impairment	(3,003,870)	(3,003,870)

Total property and equipment, net	29,221,266	56,414,558

Depreciation expense was RMB 30,206,500, RMB 30,574,558 and RMB 20,129,383 for the years ended December 31, 2015, 2014 and 2013, respectively.

For the year ended December 31, 2013, the Group provided impairment of STBs not in use of RMB 1,065,040 by charging to cost of sales as there is no foreseeable cash flow in from the utilization of these STBs. There were no such impairment charges recorded in the years ended December 31, 2014 and 2015.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

7.	GOODWILL

On July 30,2013, the Group completed a series of transactions to gain the control of UiTV Corporation (“UiTV”) and its subsidiary Beijing LHDS Advertising Ltd from UIM Holding Inc., an unrelated party. After this transaction, the Group acquired the business of UiTV and gained 100% voting rights of UiTV through VIE arrangement. The total consideration of the acquisition was RMB 6,176,900(US$ 1 million), and the Group assumed all the liabilities and potential liabilities of UiTV. The Group performed a valuation of the fair values of the designated assets to serve as a basis for allocation of the purchase price to the various accounts for financial reporting purposes in accordance ASC 805 and 350. No additional intangible asset was identified as of July 30, 2013. The Company recognized goodwill of RMB 5,509,000 for the excess of the purchase price over the estimated fair value of the identifiable net assets acquired of RMB 667,900.

Goodwill represents the expected synergies from combining operations of the Company and UiTV, and other intangible benefits that would accrue to the Group that do not qualify for separate recognition. In accordance with ASC 805, goodwill is not amortized but is tested for impairment. Goodwill impairment review is performed on annual basis on December 31. The Group estimated the fair value of the reporting unit using discounted cash flow analysis, and makes assumptions regarding future revenue growth rates, gross margins, working capital levels, and the terminal value of the reporting unit, amongst others. The discount rates used are pre-tax and reflect specific risks relating to the relevant cash generating units. For the year ended December 31, 2015, the Group recognized goodwill impairment of RMB 2,225,000 because of the pessimistic expectation of UiTV performance in the foreseeable future. For the year ended December 31, 2014, the Group recognized goodwill impairment of RMB 3,284,000 based on the impairment assessment performed. The impairment losses for both 2015 and 2014 resulted from a revision of long-term financial outlook and the underperformance of business of the reporting unit. Goodwill is not deductible for tax purpose. There was no goodwill impairment recorded in the year ended December 31, 2013.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

8.	INTANGIBLE ASSETS, NET

As of December 31, 2015 and 2014, the Group’s intangible assets consisted of the following:

	31-Dec-15			31-Dec-14
		Accumulated			Accumulated
	Gross	Amortization and impairment	Net	Gross	Amortization and impairment	Net

Intangible assets subject to amortization:
iTV Domain Name	705,700	(174,733)	530,967	740,184	(102,200)	637,984
Copyright	3,331,270	(3,325,577)	5,693	3,326,800	(1,853,210)	1,473,590
Software licenses	337,720	(111,571)	226,149	344,703	(58,832)	285,871
Trademarks	16,400	(3,692)	12,708	16,400	(2,050)	14,350

	4,391,090	(3,615,573)	775,517	4,428,087	(2,016,292)	2,411,795

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

8.	INTANGIBLE ASSETS, NET (CONTINUED)

The Group recorded amortization and impairment expenses of RMB 1,657,909, RMB 449,448 and RMB 471,108 for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, the Group expects to record amortization expense related to intangible assets for the next five consecutive years as below:

IA Amortization in 2016	83,441
IA Amortization in 2017	71,643
IA Amortization in 2018	60,929
IA Amortization in 2019	60,929
IA Amortization in 2020	60,929
337,871

As for the years ended December 31, 2015, there was an impairment of 1,117,000 for one copy right because of no cash flow in the foreseeable future.

9.	ACCRUALS AND OTHER LIABILITIES

	December 31, 2015	December 31, 2014

Other payables	4,275,138	4,182,294
Advance from customers	650,684	3,907,446
Accrued salaries and welfare	3,869,579	3,421,892
Accrued expenses	540,427	493,775
Total	9,335,828	12,005,407

10.	LONG-TERM LOAN

In July 2014, the Group launched a “family and friends” financing plan targeting UTStarcom, and founders and management of the Group in the form of ‘STBs Purchase Lending Ticket’. Under this plan, the Company expects to raise a total of US$4,500,000 by selling 100 tickets (each ticket is for 1,000 STBs at the cost of US$45,000) enabling the Group to purchase a total of 100,000 STBs. The repayment for each ticket will start from the 7th month after selling the ticket, and the repayment term is over 36 months. The monthly repayment for each ticket is US$4,000 for the first year of the repayment period, US$3,900 for the second year of the repayment period, and US$3,803 for the last year of the repayment period, and the total amount repaid will be US$140,430.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

10.	LONG-TERM LOAN (CONTINUED)

As of December 31, 2015, the Group has raised RMB 28,064,534 (equivalent US$4,322,542) from UTStarcom, founders and management of the Group by launching ‘STBs Purchase Lending Ticket’ financing plan, and accrued RMB 15,115,503 of related interest. As of December 31, 2015, the Group failed to make payment as provided in the agreement. As a result, the loan becomes callable at anytime; therefore, the entire principal and associated interest balance of RMB 43,180,037 is classified as short-term liability. According to the repayment term, as of December 31, 2016 and December 31, 2017, the principal and related interest accrued for this plan, will be RMB 63,018,854 and RMB 82,857,673, which will be recorded as short-term liability.

11.	CONVERTIBLE BONDS

On December 3, 2012, January 2, 2013, May 20, 2013, August 30, 2013, and November 30, 2013, the Company issued a series of convertible bonds, collectively referred to as “the Bonds” to UTStarcom HK Investment Holdings Ltd (“UTStarcom HK”) in order to raise funds for its continuing operations. The Bonds were issued with a principal amount of US$3,000,000 (phase I), US$5,000,000 (phase II), US$15,000,000 (phase III), US$5,000,000 (phase IV), US$5,555,074.16 (phase V), and US$1,788,402.60 (phase VI) respectively. Phases I to IV of the bonds were UTStarcom HK’s investment into the Company, of which cash was delivered upon the issuance of bonds. Phase V and VI of the convertible bonds were issued in exchange for the settlement of previously outstanding accounts payable and a short-term loan due to UTStarcom HK by the Company. The maturity dates for the Bonds per the initial contracts were December 31, 2014 (phase I), December 31, 2014(phase II), May 31, 2015 (phase III), May 31, 2015 (phase IV), December 31, 2015 (phase V), and December 31, 2015 (phase VI), respectively. With the amendments entered between the Company and UTStarcom HK afterwards, the maturity dates of the convertible bonds of phase I to phase VI were extended to December 31, 2017. The interest rates for the Bonds are all 6.5% per annum, compounded annually. Accrued interest on the Bonds shall be payable on each anniversary of the date hereof. All unpaid principal, together with any then unpaid and accrued interest shall be due and payable on the earlier of (i) the Maturity Date, (ii) an Event of Default. Providing 5 business days written notice to UTStarcom HK, the Company may prepay the Bonds in whole or in part upon mutual agreement by the Company and UTStarcom HK, provided that any such prepayment will be applied first to the payment of expenses due under the Bonds, second to interest accrued on the Bonds and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of the Bonds.

The evaluation of each Bond issuance transaction should be viewed as a single unit. The Company has accounted for the Bonds in accordance with ASC 470, as a single instrument and a portion as a current liability and the balance as a long-term liability. The value of the Bonds is measured by the cash received, or carrying value of obligations forgiven, which approximates its fair value at issuance.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

11.	CONVERTIBLE BONDS (CONTINUED)

As of December 31, 2015, the fair value of Bonds was determined to be zero because no positive cash flow is expected in the foreseeable future.

The key terms of the Bonds are as follows:

Conversion

Investor has the right, at Investor’s option, at any time prior to payment in full of the principal amount of the Bonds, to convert the outstanding principal amount of the Bonds and all accrued and unpaid interest on the Bonds into fully paid and non-assessable shares of (1) the Preference Shares issued in a qualified financing at the conversion price, if a qualified financing has completed prior to such conversion or (2) the Company’s series A Preferred Stock at a price per share equal to the adjusted conversion price. Qualified Financing is defined as a transaction or series of transactions prior to the Maturity Date pursuant to which the Company issues and sells shares of its Preference Shares for aggregate gross proceeds of at least $10,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such Preferred Stock or otherwise cancelled in consideration for the issuance of such Preferred Stock) with the principal purpose of raising capital. Adjusted Conversion Price is defined as a price per share equal to the lesser of (i) eighty-five percent(85%) of the price per share paid by the other purchasers of the Preference Shares sold in the Qualified Financing and (ii) the price per share of the Company’s Series A Preferred Stock was initially issued.

In accordance with ASC 815-10-15-83, the conversion option does not meet the definition of a derivative. As such, bifurcation of conversion option from the Bonds is not required.

The fair value of the underlying Preferred Shares on the issuance dates for the Bonds is less than the initial Preferred Shares issuance price of $2.08. Under ASC 815, no beneficial conversion feature (“BCF”) exists or should be bifurcated from the Bonds.

As of December 31, 2015, the convertible bonds issued and related interest accrued, totalled RMB 269,181,337 and was recorded as non-current liability. As of December 31, 2016 and December 31, 2017, the convertible bonds issued and related interest accrued, totalled RMB 286,726,066 and RMB 305,363,205, will be recorded as short-term liability.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

12.	MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES

On October 16, 2010, the Company and UTStarcom Holding Corp. entered into a Series A Preference Shares Purchase Agreement (the “SPA”), pursuant to which the Company issued 9,600,000 Series A MandatorilyRedeemable Convertible Preference Shares (or “Series A Preferred Shares”) to UTStarcom Inc.at a price of US$2.08333 per share for a cash consideration of US$20,000,000. The key terms of the Company’s preference shares extracted from the SPA, the Amended and Restated Articles of Association (the “AOA”) and the Amended and Restated Memorandum of Association (the “MOA”) of the Company:

Voting Rights

Each ordinary share has one vote. Each preferred share carries a number of votes equal to the number of ordinary shares into which such preferred share could be converted into. The holders of ordinary share and preferred shares shall vote together and not as separate classes, except as otherwise specifically required by the MOA of the Company.

Dividends

The holders the Series A Preferred Shares shall be entitled to receive cumulative dividends at a rate of 8% of the Original Issue Price, when and if declared by the board of directors of the Company, payable in preference and priority to any declaration or payment of any distribution on ordinary shares of the Company.

After the declared dividends to the Series A Preferred Shares have been paid or set aside, the holders of the Series A Preferred Shares are also entitled to receive dividends on the ordinary shares on an as-converted basis.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

12.	MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or in a Deemed Winding Up event as defined in the Amended and Restated Memorandum and Articles of Association of the Company such as change of control or sales of substantially all of the Company’s assets, each holder of Series A Preferred Shares shall be paid, prior and in preference to any payment to the holders of the ordinary shares, for the Liquidation Preference Amount, which shall be equal to the Original Issue Price (as adjusted for any recapitalizations, share splits, share dividends and similar transactions) plus all unpaid declared dividends. In the event that the assets available for distribution among the members are insufficient to pay the Preferred Shares’ Liquidation Preference Amount in full, the holders of Series A Preferred Shares shall be paid in proportion to the full Liquidation Preference Amount each such holder would otherwise be entitled to receive. After all of the holders of the Series A Preferred Shares have received their Liquidation Preference Amounts, the balance of all remaining assets available for distribution to members shall be distributed with equal priority and pro rata amongst the holders of ordinary shares and Series A Preferred Shares on an as-converted basis.

Conversion

Each Series A Preferred Share is convertible at any time, at the option of its holder, into a number of ordinary as determined by the quotient of the Original Issue Price and the then-effective conversion price. The initial conversion ratio of Series A Preferred Shares to ordinary shares shall be 1:1, subject to proportional adjustments for splits or combinations of ordinary shares. In the events that the Company declares dividends or makes distributions in the form of ordinary shares or other securities of the Company or issues additional ordinary shares or other securities at a price per share below the then-effective conversion price of the existing Series A Preferred Shares, the conversion price shall be automatically reduced by multiplying a fraction with the numerator being the number of ordinary shares issued and outstanding on a fully-diluted basis immediately prior to such event and the denominator being the total number of ordinary shares or other securities outstanding and issuable upon such event.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

12.	MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

Accounting for the Series A Preferred Shares

The Series A Preferred Shares are redeemable contingent on the occurrence of a conditional event (i.e. Deemed Winding Up Event). The Series A Preferred Shares are initially recorded at the proceeds allocated based on the relative fair value method.

The holders of Series A Preferred Shares have the ability to convert the instrument into the Company's ordinary shares. The Company evaluated the embedded conversion option in the Series A Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

The conversion options and the mandatorily redemption options of the Series A Preferred Shares do not qualify for bifurcation accounting because the underlying ordinary shares are not publicly traded nor are they readily convertible into cash.

Beneficial conversion features exist when the conversion price of the redeemable convertible preferred shares is lower than the fair value of the ordinary share at the commitment date. Since the redeemable convertible preferred shares are convertible from inception but contains conversion terms that change upon the occurrence of a future event, the contingent beneficial conversion feature is measured at the commitment date but not recognized until the contingency is resolved. The Company determined the estimated fair values of the ordinary and preferred shares with the assistance from an independent appraisal firm.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

13.	ORDINARY SHARES AND SHARE BASED COMPENSATION

The Company was incorporated in May 27, 2010 with 1 ordinary share and a par value of US$ 1. On October 15, 2010, the Company effected a 1 to 10,000 share split and increased the maximum number of authorized ordinary shares to 22,000,000 with a par value of US$ 0.0001. The Company also issued additional 9,990,000 ordinary shares to the shareholder at the aggregate purchase price of US$999 on October 15, 2010. As of December 31, 2015, 2014 and 2013, 10,000,000 ordinary shares were issued and outstanding.

In conjunction of the issuance of Series A Preferred shares, the Board of directors approved the 2010 Global Share Plan (the “Plan”), which provides for the issuance of up to an aggregate of 2,177,778 Ordinary Shares to employees, directors, and consultants of the Company. As of December 31, 2015, 2014 and 2013, 2,177,778 shares of option with exercise price of US$2.0833 per share were reserved to be granted to employees, directors and consultants were outstanding. Options granted were exercisable in whole or in part, in accordance with the terms of vesting schedule: 25% of the options shall vest on the Vesting Commencement Date, and 1/48 of the options shall vest each month thereafter over the next three years. The fair value for these options at the date of the grant was immaterial and thus no compensation expense relating to the grants were recorded given their immateriality.

On December 31, 2013, the founder and ultimate beneficial owner of the Company granted 3,500,000 shares of his own common shares of the Company to two key employees of the Company, which was a share-based compensation transaction by investor on behalf of the Company. Pursuant to ASC 323, Investments—Equity Method and Joint Ventures, the Company calculated the fair value of the granted common shares as of December 31, 2013, and recorded RMB 455,612 of additional paid-in capital and same amount of share-based compensation expense for the year ended December 31, 2013.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.	TAXATION

(a)	Income taxes

British Virgin Islands

The Company is incorporated in the British Virgin Islands and conducts most of its business through its subsidiaries located in the PRC main land, Hong Kong, United States and Thailand. The Company is not subject to taxes in the British Virgin Islands.

PRC

On March 16, 2007, the National People’s Congress of PRC enacted the Enterprise Income Tax Law, under which Foreign Invested Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax (“EIT”) at a uniform rate of 25% and 15% for high-tech companies.

Effective from February 22, 2008, the dividends declared out of the profits earned after January 1, 2008 by a FIE to its immediate holding company outside PRC would be subject to withholding taxes at a rate of 10%. A favorable withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. The Company’s subsidiaries in China are considered FIEs and are wholly owned by UiTVMedia Inc (HK) Ltd incorporated in Hong Kong. According to the tax treaty between the PRC and Hong Kong, dividends payable to its Hong Kong parent from FIE in the PRC will be subject to a 5% withholding tax rate.

Other Countries

The maximum applicable income tax rates of other countries where the Company’s subsidiaries having significant operations in the years ended December 31, 2015, 2014 and 2013 were as follows:

	Year ended	Year ended	Year ended
	December 31, 2015	December 31, 2014	December 31, 2013
Hong Kong	16.5%	16.5%	16.5%
United States	43.84%	43.84%	43.84%
Thailand	20%	20%	20%

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.	TAXATION (CONTINUED)

(a)	Income taxes (continued)

Losses before income tax expense of the Group consisted of:

	Year ended	Year ended	Year ended
	December 31, 2015	December 31, 2014	December 31, 2013
PRC	(27,566,672)	(35,639,012)	(39,583,664)
Hong Kong	(16,995,568)	(11,837,293)	(13,720,049)
North America	(1,757,622)	(6,046,262)	(9,713,824)
British Virgin Islands	(16,897,184)	(15,814,212)	(10,006,653)
Thailand	(22,926,295)	(25,777,296)	(39,611,740)
	(86,143,341)	(95,114,075)	(112,635,930)

As there were no taxable income generated in 2015, 2014 and 2013, no current income tax expenses were recorded.

Reconciliations of the income tax computed by applying the Thailand statutory income tax rate of 20% to income tax expense were as follows:

	Year ended	Year ended	Year ended
	December 31, 2015	December 31, 2014	December 31, 2013
Loss before income taxes	(86,143,341)	(95,114,075)	(112,635,930)
Income tax expense computed at Thailand statutory income tax rate of 20%	(17,228,668)	(19,022,815)	(22,527,186)
Foreign tax rates differential	(1,703,813)	(1,141,613)	(1,813,427)
Non-deductible expenses	759,915	1,495,381	1,271,639
Tax losses not recognised	18,172,566	18,669,047	23,068,974
Income tax expense	-	-	-

The Thailand statutory income tax rate was used because the majority of the Group’s revenues were generated in Thailand.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.	TAXATION (CONTINUED)

(b)	Deferred tax

Deferred tax assets balances as of December 31, 2015 and 2014 were RMB 51,995,746 and RMB 58,741,255, respectively, which are derived from losses carried forward. Full valuation allowances were provided as the Group is of the opinion there is no future taxable profit to offset the tax losses.

The Group has tax losses arising in Mainland China of RMB 150,804,847 that will expire in one to five years for deduction against future taxable profit.

Loss expiring in 2016	24,353,104
Loss expiring in 2017	32,993,758
Loss expiring in 2018	37,845,943
Loss expiring in 2019	32,679,432
Loss expiring in 2020	22,932,610
150,804,847

The Group has tax losses arising in Thailand of RMB 82,750,666 that will expire in two to five years for deduction against future taxable profit.

Loss expiring in 2016	543,482
Loss expiring in 2017	10,164,942
Loss expiring in 2018	35,190,685
Loss expiring in 2019	21,942,448
Loss expiring in 2020	14,909,109
82,750,666

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

15.	RELATED PARTY BALANCES AND TRANSACTIONS

The principal related parties with which the Group had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company
UTStarcom Hong Kong Investment Holding Ltd., (“UTStarcom HK”)	A subsidiary of one shareholder of the Company
Grand Pacific Link Limited	Non-controlling shareholder
Founders and management team	Founders and management of the Company

The Group had the following significant related party transactions and balances during the years presented:

	December 31, 2015	December 31, 2014	December 31, 2013

Other payables
Grand Pacific Link Limited	6,182,978	4,503,194	-

Convertible bonds (both current and non-current portion)
UTStarcom HK	269,181,337	241,091,311	221,312,074

Long-term loan (both current and non-current portion)
Founders and management team	13,456,184	13,962,917	-
UTStarcom HK	14,608,350	6,702,197	-
	28,064,534	20,665,114	-

Accrued interest for loan
Founders and management team	8,208,029	3,229,012	-
UTStarcom HK	6,907,474	1,881,989	-
	15,115,503	5,111,001	-

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

15.	RELATED PARTY BALANCES AND TRANSACTIONS (CONTINUED)

The Group had the following significant related party transactions and balances during the year presented:

	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Payment on behalf of the Group by
Grand Pacific Link Limited	1,679,784	4,503,194	-

Long term loan borrowed from (repaid to)
Founders and management team	(1,163,999)	13,962,917	-
UTStarcom HK	6,824,441	6,702,197	-
	5,660,442	20,665,114	-

Interest accrued for loan
Founders and management team	4,238,466	3,229,012	-
UTStarcom HK	5,264,829	1,881,989	434,658
	9,503,295	5,111,001	434,658

Interest accrued for convertible bonds
UTStarcom HK	16,397,469	14,439,258	7,416,245

Convertible bonds issued to
UTStarcom HK	-	-	155,104,500

Property and equipment purchased from
UTStarcom HK	-	-	23,848,134

Transfer of loan and interest and account payable to convertible bonds
UTStarcom HK	-	-	45,041,215

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

16.	COMMITMENT AND CONTINGENCIES

(a)	Operating lease commitments

The Group leases certain office premises and buildings under non-cancellable operating leases. Rental expenses under these leases for the year ended December 31, 2015, 2014 and 2013 were RMB 2,806,263, RMB 3,306,898 and RMB 3,543,834 respectively.

As of December 31, 2015, 2014 and 2013, the Group had remaining outstanding commitments in respect to its non-cancellable operating leases as follows:

	December 31, 2015	December 31, 2014	December 31, 2013

Within one year	2,491,773	1,704,382	3,975,898
2 to 3 years	1,360,233	26,250	-
	3,852,006	1,730,632	3,975,898

(b)	Contingencies

The Group received a complaint in June 2013 and an amended complaint in September 2013, from a former employee who claimed that the Group owed him approximately US$ 900,000 in damages. In April, 2014, the court granted the Group’s motion to dismiss the claims. The former employee filed the second amended complaint in May 2014, seeking compensatory damages of not less than US$ 1,529,329, prejudgment interest, punitive damages, and costs of suit. In January 2015, the court granted the Group’s motion to dismiss the claim for punitive damages. For the remaining claims, the Group is in the midst of discovery and has exchanged a number of documents with the former employee’s counsel to date. At this time, the Company is unable to estimate any range of reasonably possible loss relating to this litigation.

In May 2015, Beijing Great Gold Culture Media Co., Ltd. (“Great Gold”) filed a lawsuit in the Haidian People's Court in Beijing against UiTV alleging UiTV infringing copyright of 32 movies by offering online video service of these movies in 2009. Great Gold demanded UiTV to compensate its loss of RMB 960,000 for the infringement action mentioned above. On June 9, 2015, Great Gold and UiTV exchanged the evidence in Court. On October 12, 2015, the Company had settled this litigation with RMB 650,000. At this time, the settlement is still unpaid.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

17.	SUBSEQUENT EVENTS

In conjunction with the preparation of these financial statements, an evaluation of subsequent events was performed through June 30, 2016, which is the date the financial statements were issued.

The plaintiff, Golden Town Film Co., Ltd, filed a case on January 22, 2016 against TOT Public Co., Ltd. (a subscriber), its directors and Me Television Co., Ltd (A subsidiary of the Company) and its directors for infringement of the copyright on the series entitled “Wind and Cloud” and “Wind and Cloud 2” broadcasting on www.Totiptv.com. The remedy sought by the plaintiff other than monetary or other damages is the criminal sentence under the Intellectual Property Act for imprisonment of 6 months to 4 years or a fine from 100,000 THB to 800,000 THB, or both, and the Penal Code for concurrence of offence. Management intends to respond to the litigation by defending the case and proving to the Court that the Company is not guilty. Management, based on consultations with legal counsel, is not currently able to determine the likelihood of an unfavourable outcome.

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